Exhibit 99.1

ICP Solar Announces Appointment of New Directors
Friday January 15, 4:09 pm ET

MONTREAL--(Marketwire - 01/15/10) - ICP Solar Technologies Inc. (OTC.BB:ICPR - News) (Frankfurt:K1U - News), a developer, manufacturer and marketer of proprietary solar panels and products, is pleased to announce the appointments of Mr. Larry Faulk, Mr. Mark Roseborough and Mr. Ron Stewart to its Board of Directors as of January 14, 2010. Mr. Stewart holds over 40 years' experience in the Ontario electricity industry. He was the CEO of Hydro Ottawa prior to his retirement and was the Chief Operating Officer of Hydro One Networks between 1998 and 2000. He was Executive Vice-President, Retail prior to the restructuring of Ontario Hydro in which separate regulatory and power development entities were created. Mr. Stewart has great deal of knowledge of the Ontario electricity markets and a very broad base of contacts in senior management in the industry. From June 30, 2008 to January 8, 2010, Mr. Stewart served as a director of EPOD Solar Inc (a British Columbia company) and helped develop EPOD's strategy for Solar in Ontario.

Mr. Faulk was a Washington State Senator from 1966 to 1970. He remained a prominent figure in public life in Tacoma and Pierce County for most of the next four decades. Mr. Faulk also worked as a marketing executive for Boeing for several years until his retirement in 1995. Over the years, Mr. Faulk has headed a number of non profit and governmental agencies, including the Martin Luther King Center in Tacoma and the Washington State Pollution and Shoreline Hearings Boards. Mr. Faulk holds a Bachelor of Arts in Political Science from Seattle University and a Masters degree in Public Administration from Evergreen State College. He is also a graduate of the Senior Executive Program for State and Local Government Officials at the Kennedy School of Government at Harvard University. From June 30, 2009 to January 8, 2010, Mr. Faulk served as director of EPOD Solar Inc.

Mr. Roseborough previously served as a director of EPOD Solar Inc. from October 10, 2007 to January 8, 2010 and also as Vice-President from June 30, 2008 until July 30, 2009. From 1992 to 2003, Mr. Roseborough worked at Belkorp Industries Inc. where he was Vice-President of Manufacturing having direct responsibility for the operations of three pulp and paper mills and one small oil refinery. These operations had approximately 350 employees and $300 million in revenues. From November 1999 to 2003, he also held the position as President and Chief Executive Officer of Bluewater Fiber in Port Huron, Michigan (on behalf of owner Merrill Lynch) which was a large recycle pulp mill. Prior to his work at Belkorp, he served from 1989-1992 as General Manager of Slave Lake Pulp overseeing the design, construction, hiring and training of employees for a state-of-the-art mechanical pulp mill owned by Alberta Energy Company.

Mr. Sass Peress, President of ICP Solar, stated, "It is with great pleasure that we welcome this new group of directors to our board. We expect ICP Solar to benefit greatly from their remarkable experience and contacts as we continue our future growth and development in 2010."

About ICP Solar Technologies, Inc:

ICP Solar is a developer, marketer of solar panels, solar cell based products, solar monitoring software and hardware for solar power management solutions. For the past 20 years, ICP Solar has been a leading innovator in the consumer solar market and is now moving into OEM, rooftop and the power generation segment of the solar industry. ICP recently announced that it was expanding its business into the building and owning of solar parks for the sale of electricity as well as the sale of these types of solar parks to Utilities and investment funds/investors. Additional information may be found at www.icpsolar.com, www.solarcharger.com and www.energizersolar.com

This release may contain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "intends," "believes," "could," "might," "will" or variations of such words and phrases. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of ICP Solar Technologies Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties which are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in ICP Solar Technologies Inc.'s Annual Report for the fiscal year ended January 31, 2008, as filed on EDGAR at www.sec.gov. The risk factors identified in ICP Solar Technologies Inc. Annual Report are not intended to represent a complete list of factors that could affect ICP Solar Technologies Inc. Accordingly; readers should not place undue reliance on forward-looking statements. ICP Solar Technologies Inc. does not assume any obligation to update the forward-looking information contained in this press release.

Contact:

ICP Solar Technologies
Sass Peress
Chief Executive Officer
514-270-5770
speress@icpsolar.com